Exhibit 99.1

Contacts
Zhone Investor Relations	Zhone Public Relations
Tel: +1 510.777.7013	Tel: +1 404.460.8578
Fax: +1 510.777.7001	E: aurora.arlet@edelman.com
E: investor-relations@zhone.com

Zhone Technologies Receives NASDAQ Notification Related to Minimum Bid Price; Will Request Hearing

Oakland, CA — June 19, 2013 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in FTTx network access solutions, today announced that on June 18, 2013, Zhone received a Staff Delisting Determination letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it had not regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2), and that, as a result, the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel, at which the Company will present its plan to regain compliance with the minimum bid price requirement, including via the implementation of a reverse stock split if necessary. While the Company is diligently working to regain compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing.

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

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